Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 16, 2025, with an effective date of October 1, 2025, by and between MGM Resorts Satellite, LLC (“Employer”), and Gary Fritz (“Employee”).

1.Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer as Chief Commercial Officer and President, MGM Digital, reporting to the Chief Executive Officer, to perform such executive duties as Employer may specify from time to time during the Specified Term (as defined in Section 2). If during the Specified Term Employee becomes an employee of another employer affiliated with the “Company,” Employee’s employment with Employer shall terminate as of the date Employee commences such other employment and, pursuant to Section 19, Employee’s new Company employer shall assume all rights and obligations of Employer under this Agreement. For purposes of this Agreement, “Company” means MGM Resorts International, and all of its subsidiary and affiliated entities, together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.

2.Term. The term of employment under this Agreement commences on October 1, 2025 and it terminates on September 30, 2028 (the “Specified Term”), unless a new written employment agreement is executed by the parties. If Employee remains employed after the expiration of the Specified Term, and the parties do not execute a new employment agreement, then Employee shall be employed at-will and none of the provisions of the Agreement shall apply to Employee’s continued employment at-will, except applicable provisions of Sections 8, 10 (including, but not limited to, definitions of Employer’s Good Cause and Employee’s Good Cause), 11, 12-23, 24 (so long as the Board continues to determine that Employee is an Officer of MGM Resorts International (“MGM”), and 25, and Employer shall have the right to terminate Employee’s employment with or without cause or notice, for any reason or no reason, and (unless otherwise provided herein) without any payment of severance or compensation, except as described in Section 10.
3.Compensation. During the Specified Term, Employer shall pay Employee a minimum annual salary of $1,500,000 payable in arrears at such frequencies and times as Employer pays its other employees. Employee is also eligible to receive employee and fringe benefits that are no less favorable than those provided to employees having the rank of the second highest senior executive of the Company. Employer will reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement payable in accordance with Employer’s customary practices and policies as Employer may modify and amend them from time to time. Employee’s performance may be reviewed periodically. Employee may be eligible to participate in MGM Resorts’ deferred compensation plan according to the terms and conditions of the plan, which may be amended or discontinued at any time at the Company’s discretion. Employee is eligible for consideration for a discretionary raise,

Employment Agreement – Gary Fritz (2025)

bonuses (whether in cash or equity or equity-based awards), promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent Employee will be granted any of the above will be determined by Employer in its sole and absolute discretion. In addition,

3.1Annual Bonus. Effective October 1, 2025, Employee will be eligible for a discretionary annual bonus (the “Annual Bonus”) pursuant to the terms of this Agreement, with a target bonus amount equal to 175% of Employee’s base salary (the “Target Bonus”). With respect to the 2025 fiscal year, the Bonus will be administered pursuant to the terms of the Bonus Letter Dated March 11, 2025 (the “Bonus Letter”); provided, however, that Paragraph 1.A. of the Bonus Letter is revised to provide that Employee shall receive a pro-rated bonus for the 2025 fiscal year based on his effective salary and target bonus percentage during the year. Consistent with this Agreement, the terms and conditions of the annual bonus program may be changed from time to time. Except as otherwise provided in Sections 10.2, 10.3, 10.4 or 10.6, any Bonus under this Section 3.1 shall be paid at such time as the Company pays bonuses to the Company’s other senior executives with respect to each fiscal year, but not earlier than January 1 or later than March 15 of the year immediately following the end of each fiscal year; provided that to the extent any such bonus is in excess of 150% of the Target Bonus (such excess portion, the “Incremental Bonus Amount”), the Incremental Bonus Amount shall be payable 100% in the form of fully vested restricted stock units (the “Deferred RSUs”). The Deferred RSUs will be granted as of the Bonus Determination Date pursuant to the terms of the Company's 2022 Omnibus Incentive Plan and the Company's Form of Deferred Restricted Stock Unit Agreement for Bonus Payouts (the “Award Agreement”). The Deferred RSUs shall be payable annually in three equal installments over the three-year period following the grant date, subject to acceleration in the event of Employee’s termination of employment, in accordance with the specific terms set forth in the Award Agreement. Any Annual Bonus shall be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, as may be amended by the Company from time to time in its discretion, and any other clawback policies as may be adopted from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission (the “SEC”).
3.2Air Travel. It is anticipated that Employee will be required to travel extensively on behalf of Employer. Such travel, if by air, may be on aircraft provided by Employer (if authorized by the Chief Executive Officer), or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).

3.3Incentive Opportunities. During the Specified Term, Employee will be provided two discrete incentive opportunities tied to key role-specific objectives: (1) $2,000,000 for achievement of a trailing twelve month Adjusted EBITDA at BetMGM, LLC, split 50% in a one-time single lump sum cash amount and 50% in RSUs vesting over the three year period following the grant date; and (2) $500,000 for successfully launching a defined digital offering on an MGM property split 50% in a one-time single lump sum cash amount and 50% in RSUs (which, for the avoidance of doubt, replaces and supersedes the bonus set forth in Employee’s prior agreement). Each of these incentive opportunities is more fully detailed in Exhibit A.
3.4RSU Signing Bonus. The Company hereby grants to Employee on the Effective Date (the “Grant Date”), subject to the terms and conditions of the Plan and the Restricted Stock Units Agreement attached as Exhibit B, 25,000 Restricted Stock Units vesting on the one-year anniversary of the Grant Date.
3.5Annual Equity Awards. Employee shall be eligible for annual equity awards in 2025, 2026 and 2027 in forms and amounts determined by the Human Capital and Compensation Committee (the “Committee”) in its discretion. It is the Committee’s present expectation that such annual awards will have an aggregate value targeted at $4,500,000 and that such annual awards will be provided (i) 50% in the form of RSUs of the Company that are subject to performance-based and service-based vesting conditions and (ii) 50% in the form of RSUs that are subject solely to service-based vesting conditions. These annual awards and any other equity awards granted on or after the Effective Date shall be subject to such terms as the Committee may determine in its discretion.
3.6Equity Agreements; COC Policy. Notwithstanding anything herein to the contrary, (A) with respect to any regular annual incentive awards or awards pursuant to Section 3.3 granted to Employee during the Specified Term under the Omnibus Plan or any successor thereto (but excluding any one-time or special retention awards, as determined by the Committee), the applicable award agreements for such awards shall include provisions with respect (i) death or Disability, (ii) termination by Employer other than by reason of “Employer’s Good Cause” and (iii) termination by Employee by reason of “Participant’s Good Cause” that shall, with respect to RSUs be no less favorable to Employee than as set forth in the Form of Restricted Stock Units Agreement filed as Exhibit 10.4(31) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) and, with respect to Relative Performance Share Units, the Form of Relative Performance Share Unit Agreement filed Exhibit 10.4(32) to Form 10-K and the Form of Performance Share Unit Agreement filed as Exhibit 10.4(33) to the Form 10-K and (B) during the Specified Term, any benefits Employee receives in connection with a Change of Control shall be no less favorable than those benefits provided in the Amended and Restated Change of Control Policy For Executive Officers adopted on August 16, 2022 (the “COC Policy”).

4.Extent of Services. Employee agrees that Employee’s employment by Employer is full time and exclusive. Employee further agrees to perform Employee’s duties in a competent, trustworthy and businesslike manner. Employee agrees that during the Specified Term Employee will not render any services of any kind (whether or not for compensation) for any person or entity and that Employee will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with Employee’s duties under this Agreement, without the approval of the CEO or the Chief Legal and Administrative Officer (or General Counsel, as applicable) or the person or persons designated by the Office of the General Counsel to determine such matters. Employer understands that Employee serves or intends to serve on corporate boards and the restrictions of this Section 4 will not apply to Employee’s board service, whether or not such board service is compensated, if such board service does not pose a conflict of interest to the Company (it being agreed that service on the board of a competitor of the Company or BetMGM would pose a conflict) and provided that Employee only serves on one public company Board (in addition to any Boards specified on Exhibit C hereto). Employee must submit a conflict-of-interest form in connection with all such activities and receive approval from the Company, which approval shall not be unreasonably withheld.

5.Policies and Procedures. Employee agrees and acknowledges that Employee is bound by Employer’s policies and procedures as they may be modified, amended or adopted by Employer from time to time including, but not limited to, the Anti-Discrimination/Anti-Harassment/No Retaliation, Code of Conduct and Conflict of Interest policies. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms of this Agreement shall take precedence. As Employee is aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. Employee acknowledges that Employee has read and is familiar with Employer’s policies, procedures and manuals and agrees to abide by them. Because these matters are of such importance to Employer, Employee specifically confirms that Employee is familiar with and will comply with Employer’s policies of prohibiting underage gaming and supporting programs to treat compulsive gambling.
6.Licensing Requirements. Employee acknowledges that Employer and its affiliates are engaged in a business in various jurisdictions that are or may be subject to and exists because of privileged licenses issued by governmental authorities within and outside the United States. Employee shall apply for and obtain any license, qualification, clearance or other similar approval that Employer or its affiliates or any regulatory authority, which has jurisdiction over Employer or its affiliates, requests or requires that Employee obtain.

7.Failure to Satisfy Licensing Requirement. Employer has the right to terminate Employee’s employment under Section 10.1 of this Agreement if: (i) Employee fails to satisfy any licensing requirement referred to in Section 6 above; (ii) Employer or any of its subsidiaries is directed to cease business with Employee by any governmental authority referred to in Section 6 above; (iii) Employer determines, in its sole and exclusive judgment, that Employee was, is or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses; or (iv) any of Employer’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employee’s employment by Employer or as a result of Employee’s actions.
8.Restrictive Covenants. Employee acknowledges that in the course of performing Employee’s responsibilities under this Agreement Employee will form relationships and become acquainted with Employer and Company’s “Trade Secrets” and “Confidential Information” (defined below in Sections 8.3.1 and 8.3.2). Employee further acknowledges that such relationships, Trade Secrets, and Confidential Information are valuable to Employer. Employee therefore acknowledges that the restrictions on Employee’s future employment contained in this Agreement, if any, are reasonably necessary and appropriate in scope such that such restrictions do not impose an undue hardship on Employee and are no broader than necessary for the protection of Employer. In light of the valuable consideration provided for in this Agreement including, but not limited to, Employee’s offer of employment and/or continued employment, and the “Severance Payment” to which Employee is entitled to under the circumstances stated below in Section 10, Employee agrees as follows:

8.1Competition. During the term of Employee’s employment within the Specified Term and for a period of 12 months immediately thereafter (the “Restricted Period”), Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” (defined below) in any capacity that is the same or substantially the same to the position or capacity (irrespective of title or department) as Employee held during the last year of Employee’s employment with Employer. Notwithstanding the foregoing, if (a) during the Specified Term, (i) Employer terminates this Agreement due to elimination of Employees position (and such general duties are not otherwise moved to another position or role regardless of the title) or (ii) Employee terminates this Agreement with Employee Good Cause, or (b) Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated by Employer during the Restricted Period for any reason other than “Employer’s Good Cause” (defined below), Employee shall not be subject to this Section 8.1.
8.1.1.Competitor Defined. “Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a

150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company. Given the unique nature of Employee’s involvement in Employer’s sports betting and mobile gaming/betting business, Competitor also includes any business or enterprise (located anywhere in the world) which owns, operates, develops, maintains or facilitates the operation of mobile gaming/betting, regardless of whether such mobile gaming/betting is conducted online, through an “app,” via peer-to-peer transactions, and/or under the auspices of a gaming-resort. Without limitation, William Hill is an example of such a Competitor, and Flutter Entertainment plc (formerly Paddy Power Betfair plc), which is based in Ireland, the United Kingdom and Italy, but which engages in business in the United States, is another. Because Employer’s business interest in the mobile gaming/betting market and customer base is not dependent on geographic proximity or location and instead draws from Business Contacts around the world, and because such business or enterprise allows for Employee to work remotely, Employee agrees the foregoing world- wide restriction is reasonable and necessary.

8.2Non-Solicitation. At all times during Employee’s employment with Employer, and for twelve (12) months thereafter, Employee will not, without the prior written consent of Employer, in each and every instance such consent to be within Employer’s sole and absolute discretion, call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away:
8.2.1.any “Business Contacts” (defined below) of Employer or the Company for the benefit of a Competitor or any person or entity working on behalf of a Competitor. For purposes of this Agreement “Business Contacts” means (a) any person including, but not limited to, any of Employer or Company’s patrons, customers or guests, or agents of thereof, (b) any business entity including, but not limited to, advertisers, suppliers, vendors, or independent contractors, or agent thereof, or (c) any contact or other information pertaining to any person or business entity with whom Employee worked or did business during the 12 months prior to Employee’s termination.
8.2.2.any Business Contact for purposes of prompting or attempting to prompt such Business Contact to cease or diminish his/her/its relationship with Employer or the Company for the benefit of a Competitor or any person or entity working on behalf of a Competitor; or,

8.2.3.any of Employer’s employees who worked in any department in which Employee worked during the 12 months immediately prior to Employee’s termination to end such employee’s employment with Employer or to breach any agreement with Employer, including, but not limited to an agreement for non-disclosure, non- competition or non-solicitation.

8.3Confidentiality.

8.3.1.Trade Secrets. At all times during Employee’s employment with Employer, and at all times thereafter, Employee shall not use, access, disclose, make known to, or otherwise disseminate for personal gain or for the benefit of a third party (or induce, encourage or assist others in doing any of the foregoing acts) any Employer or Company “Trade Secrets” (defined below) for any purpose whatsoever. “Trade Secrets” are defined in a manner consistent with the broadest interpretation of the law of the state in which Employee was last employed and shall include, without limitation, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.
8.3.2.Confidential Information. At all times during Employee’s employment with Employer and thereafter, Employee shall not, without the prior written consent of Employer’s Chief Executive Officer, Chief Operating Officer, President, or Chief Legal Officer (or General Counsel, as applicable), in each and every instance--such consent to be within Employer’s sole and absolute discretion--use, disclose or make known to any person, entity or other third party outside of Employer or Company any “Confidential Information” (defined below) belonging to Employer or the Company. For purposes of this Agreement Confidential Information includes, but is not limited to, Employer’s Business Contacts; business plans, practices, and procedures; contractual relationships; financial information, operations or plans; financial management systems; marketing practices and procedures; management policies; customer databases; client and customer lists; the identities and contact information for customers, players, and/or guests; pricing systems pertaining to all goods and services offered by Employer; and any information regarding Employer’s marketing, financial plans and practices, and business operation whatsoever that a reasonable person in Employee’s position would understand to be confidential or proprietary that is not already generally known to the public through no wrongful act of Employee or any other party known to Employee.

8.3.2.1 Notwithstanding the foregoing, the provisions of Section 8.3.1 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee provides Employer with ten (10) days’ advance written notice of such disclosure to enable Employer to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s violation of this Agreement; or (iii) that becomes available to Employee on a non-confidential basis from a source that is legally entitled to disclose it to Employee
8.3.2.2 Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Nothing in this Agreement (or another agreement between Employee and the Company) is intended to or shall prevent or interfere with Employee disclosing information that Employee has a right to disclose under applicable law, including but not limited to: (i) Employee discussing or disclosing information relating to conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault that is recognized as illegal under any state, federal, or common law, or that is recognized as against a clear mandate of public policy, and that occurs or occurred at the workplace, at work-related events coordinated by or through the Company, between employees of the Company or between the Company and an employee, whether on or off the employment premises; and (ii) Employee disclosing Employee’s own compensation information with other employees, or with third parties who are not future employers or competitors of the Company.
8.4Third Party Information. Employee understands and acknowledges that Employer and the Company have received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Employee’s employment with Employer, whether pursuant to this Agreement or at-will, and at all times thereafter, Employee shall hold any and all such third party confidential or proprietary information of third parties in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties and obligations hereunder consistent with the Employer or Company’s agreement with such third party. Employee shall not be in violation of Employee’s obligations hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.

8.5Acknowledgement of Ownership of Confidential Information Property Acquired or Developed During Employment; Non-Transfer. Employee understands, agrees, and hereby confirms that Employee’s duties and responsibilities include acquiring Confidential Information and developing Relationships for the benefit of Employer and Employer. Employee acknowledges that Confidential Information acquired, obtained, learned, or developed during Employee’s employment with Employer, including but not limited to, Business Contacts developed during Employee’s employment, constitutes the sole and exclusive property of Employer, regardless of whether the information qualifies for protection as a Trade Secret. Employee further understands, agrees, and hereby confirms that during Employee’s employment, Employee shall not, at any time or for any reason whatsoever, except upon the express written authorization of Employer, store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on any device or in any form or format except on devices and in such formats as expressly approved and issued by Employer to Employee. By way of example, and without limitation, Employee shall not text, copy, or otherwise transfer in any form or format Confidential Information to any document, paper, computer, tablet, cellular phone, personal mobile device, iPhone, iPad, thumb drive, smart phone memory, zip drive or disk, flash drive, external drive or any other similar device used for storing or recording data of any kind (a “Device” or the “Devices”) unless such Device is issued by Employer to Employee, or unless such text, copy or transfer is expressly approved in writing by Employer before Employee’s use of such Device. Employer expressly approves Employee’s use of the following devices for his work with the Company: MacBook Pro, iPad and Google Pixel Phone (including future replacements for these devices). Employee may store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on or to said devices.

8.6Return of Confidential Information. Upon termination of Employee’s employment for any reason at any time, Employee shall immediately return to Employer, and retain no copies of, any and all Confidential Information in Employee’s possession or control. If any Confidential Information is recorded or saved in any format or on any Devices, Employee shall delete the Confidential Information. Upon Employer’s request, at Employer’s expense and through a mutually agreed third party service and protocol, Employee will allow Employer to inspect such Devices to confirm the deletion. Upon Employer’s request, at Employer’s expense and through a mutually agreed third party service and protocol, Employee shall allow Employer reasonable access to Employee’s personal computers, email accounts, and

Devices to confirm that Employee does not possess any Confidential Information of Employer in contravention of this Agreement.

8.7Acknowledgement of Copyrights in and to Compilations of Confidential Information. Employee acknowledges that Employer and/or the Company owns copyrights in any and all compilations of Confidential Information in any tangible or electronic form (including, but not limited to, printed lists, handwritten lists, spreadsheets, and databases) in any storage media, including, but not limited to, Devices, (collectively, “Copyrighted Works”). Employee further acknowledges that unauthorized copying, distributing, or creating derivative works, or inducing or contributing to such conduct by others, based on such Copyrighted Works constitutes infringement of Employer and/or the Company’s copyrights in and to the Copyrighted Works. Employee acknowledges that only the Chief Executive Officer, Chief Operating Officer, President, or Chief Legal and Administrative Officer (or General Counsel, as applicable) of Employer or the Company are authorized to grant authorization to Employee to copy, distribute or create derivative works based on the Copyrighted Works. Employee shall obtain any such authorization from Employer or the Company in writing, in advance of any copying, distribution or creation of derivative works by Employee. Employee acknowledges that federal law provides for civil liability and criminal penalties for copyright infringement. Employee agrees not to challenge, contest or dispute Employer’s or the Company’s right, title and interest in the Copyrighted Works and waives any legal or equitable defense to infringement of such Copyrighted Works.

9.Representations and Warranties. Employee hereby represents and warrants to Employer, and hereby agrees with Employer, as follows:
9.1Employee has received valuable consideration in light of each and all of the restrictions set forth above in Sections 4 and 8. Employee therefore expressly agrees that the restrictions contained in Sections 4 and 8 are reasonable, appropriate and suitable in their geographic scope, duration and content, and are essential for Employer’s reasonable protection of its Trade Secrets, Business Contacts, and Confidential Information. In accordance with Employee’s agreement to suitability, appropriateness, and reasonableness of such restriction, Employee agrees that Employee shall not raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such restrictions in any proceeding to enforce such restrictions. Employee further agrees that Sections 4 and 8 shall survive the termination of this Agreement in accordance with their terms. Employee further expressly agrees that Employee has received sufficient and valuable consideration allowing Employer to freely and fully assign its rights under Sections 4 and 8 to the Company or upon a sale or other transaction of any kind relating to the ownership and/or control of Employer, so long as any other remaining obligations to Employee under this Agreement are also assigned.

9.2Employee agrees that the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the restrictions contained herein.

9.3Employer has reasonably relied on Employee’s covenants, representations and agreements with respect to Sections 4 and 8 in this Agreement.

9.4Employee acknowledges and agrees that because Employer has and will continue to invest substantial time and expense in developing and protecting its relationships and Confidential Information, any loss of or damage to Employer as a result of a breach or threatened breach of any of the covenants or agreements set forth in Sections 4 and 8 hereof will cause Employer to suffer irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 4 and 8 of this Agreement shall entitle Employer to seek immediate injunctive relief in a court of competent jurisdiction without the necessity of posting any bond or waiving any claim for damages. Employee further covenants and agrees that Employee will not contest the enforceability of just an injunction in any state or country in which such an injunction is not, itself, a violation of law.
9.5Employee has the full right, power and authority to enter into this Agreement and perform Employee’s duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or other agreements Employee may have or has with any other person or entity.

10.Termination. Upon termination of employment for any reason, during the Specified Term or thereafter, Employee shall be entitled to a) any accrued base salary and benefits due to Employee for his work through the termination date; b) reimbursement of reasonable business and travel expenses incurred by Employee prior to the termination date, payable in accordance with Employer’s customary practices and policies, and c) equity vesting pursuant to the terms of applicable equity award agreements. In addition to the foregoing:

10.1Employer’s Good Cause Termination. Employer has the right to terminate this Agreement for “Good Cause” at any time during the Specified Term. Good Cause” shall mean (1) (A) Employee’s conviction of, or plea of guilty or nolo contendere to (x) a crime relating to the Company or its affiliates or (y) any felony, (B) Employee is found disqualified or not suitable to hold a casino or other gaming license by a final, non-appealable determination (or if Employee fails to appeal a determination that may be appealed) of an applicable governmental gaming authority, which causes Employee’s failure or inability to satisfy gaming licensing requirements set forth in this Agreement, (C) willful misconduct, gross misconduct, or gross negligence in the performance of Employee’s duties to the Company (which includes but is not limited to material inattention to Employer’s business or material dishonesty) (D) a material breach by Employee of any material written agreement entered into between Employee and the Company, or any material written policy of the Company, including but not limited to the Company’s sexual harassment policy, (E) Employee’s refusal or intentional failure to follow a lawful and proper direction of the Chief Executive Officer or the Board, or (F) any conduct (whether or not listed in (A) through (E) of this paragraph) by Employee, whether or not in the course of performing the Employee’s responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company; in the cases of each of (C) through (F) above, that, if curable, is not cured by Employee within thirty (30) days following Employee’s receipt of written notice given to Employee by the Company; or (2) Employee’s failure or inability to satisfy the requirements stated in Section 6 above. Employer further reserves the sole and absolute discretion to determine Employee’s failure or inability to satisfy the requirements stated in Section 6 above, which discretion will be exercised lawfully and in good faith. Upon Employer’s Good Cause termination, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as expressly described at the beginning of this Section 10.
10.2Termination Due to Employee’s Death. In the event Employee’s employment is terminated as the result of Employee’s death during the Specified Term, Employee’s beneficiary (as designated by Employee on Employer’s benefit records) shall be entitled to receive Employee’s salary for a twelve (12) month period (less taxes and withholding), such amount to be paid as a lump sum within thirty (30) days of Employee’s termination date. Employer shall also pay any Earned Bonus Amount (as defined below).

10.3Termination Due to Employee’s Disability. In the event that Employee’s termination is the result of Employee’s “Disability” (defined below) during the Specified Term, Employer shall pay Employee an amount equal to Employee’s salary for twelve (12) month period (less taxes and withholding), such amount to be paid as a lump sum within thirty (30) days of Employee’s termination date. In addition, Employee shall receive a payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation , payable in a lump sum within thirty (30) days of Employee’s termination date (the “COBRA Payment”). Employer shall also pay any Earned Bonus Amount (as defined below). For purposes of this Agreement, and because of Employee’s unique position and duties for Employer, “Disability” shall mean Employee’s inability to perform the essential functions of Employee’s position, with or without a reasonable accommodation, for a period of six (6) consecutive months or for a cumulative period of six (6) months over a twelve (12) month period.

10.4Employer’s No Cause Termination of Employee. Employer has the right to terminate Employee’s employment for “No Cause” (defined below) in its sole discretion at any time during the Specified Term. A “No Cause” termination of Employee is termination for a reason other than a reason stated in Section 10.1 through 10.3 above. Subject to the conditions set forth below in Section 10.5:
10.4.1.If Employee is terminated during the Specified Term, Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid bonus or incentive due to Employee pursuant to Section 3 of this Agreement, payable in accordance with applicable provisions of this Agreement or the applicable award form to the extent an incentive payment is payable in Restricted Stock Units or another form of equity (including continuing to apply any forfeiture provisions and employee related covenants in the applicable award form). For the avoidance of doubt, an earned bonus includes any bonus or incentive where the performance period has been completed, or applicable milestone(s) have been achieved, and a bonus or incentive has become payable to Employee (an “Earned Bonus Amount”). In addition, Employee shall receive the COBRA Payment.

10.4.2.If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restricted Period for No Cause (assuming for purposes of such defined term that this Agreement remains in effect), employee shall receive a lump sum payment (less all applicable taxes) equal to the Severance Payment, payable upon the date that is thirty (30) days after the date of separation and any Earned Bonus Amount.
10.4.3.If Employer’s No Cause termination of Employee occurs in circumstances that cause Employee to be eligible for compensation and/or benefits under the Amended and Restated Change of Control Policy For Executive Officers adopted on August 16, 2022 (the “COC Policy”), Employee shall, at his election, receive compensation and benefits under either this Agreement or the COC Policy, whichever is more favorable to Employee, and under terms applicable to the controlling document.

10.5Payments Conditioned on Release. Employee’s eligibility for the amounts set forth in Sections 10.3, 10.4, and 10.6 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution of a full and final release and non-revocation of all claims of any kind whatsoever (except those that cannot be released as a matter of law) in favor of Employer and the Company, whether such claims are known or unknown, and regardless of type, cause or nature of such claims.

10.5.1 As a further condition to Employer’s obligations under Section
10.5 above, Employee agrees to cooperate with Employer and Company regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with Employer and the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with Employer. To the extent that Employee’s cooperation requires more than a de minimis time commitment, Employer and Employee shall agree on a reasonable hourly rate for time and services related to Employee’s cooperation.
10.6Employee’s Good Cause Termination. Employee may terminate this Agreement during the Specified Term for “Employee’s Good Cause.” For purposes of this Agreement, Employee’s Good Cause shall mean, without Employee’s written consent (i) any assignment to Employee of duties that are materially different than those contemplated by the terms of this Agreement, (ii) a decrease to Employee’s salary and/or target bonus potential, each as set forth in Section 3, (iii) a materially adverse change in Employee’s reporting relationship,
(iv) any requirement by Employer for Employee to change his current primary residence as of the date hereof, (v) the failure of Employer to pay Employee any compensation when due, (vi) other material breach of this Agreement by Employer, or (vii) any material and significant limitation on the powers of Employee not contemplated by the terms of this Agreement. Employee’s Good Cause Termination shall not be effective until Employee has given Employer specific notice identifying the alleged Good Cause and Employer has not cured the circumstances constituting Good Cause within ten (10) business days.

10.6.1 If Employee terminates employment during the Specified Term for Employee’s Good Cause, Employee shall receive an amount equal to the
(a) Severance Payment, less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after Employee’s termination date and in accordance with 10.5 and (b) any Earned Bonus Amount. In addition, Employee shall receive the COBRA Payment. To the extent any Earned Bonus Amount includes a bonus or incentive payable in Restricted Stock Units or another form of equity then the payment of such Earned Bonus Amount shall be pursuant to the terms of the applicable award form (including continuing to apply any forfeiture provisions and employee related covenants in the applicable award forms).

10.6.2 If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restricted Period by Employee for Employee’s Good Cause (assuming for purposes of such defined term that this Agreement remains in effect), Employee shall receive a lump sum payment (less all applicable taxes) equal to the Severance Payment, payable upon the date that is thirty (30) days after the date of separation and any Earned Bonus Amount.

10.6.3 If Employee’s Good Cause termination occurs in circumstances that cause Employee to be eligible for compensation and/or benefits under the Amended and Restated Change of Control Policy For Executive Officers adopted on August 16, 2022 (the “COC Policy”), Employee shall, at his election, receive compensation and benefits under either this Agreement or the COC Policy, whichever is more favorable to Employee, and under terms applicable to the controlling document.

10.7Employee’s No Cause Termination. Employee may terminate Employee’s employment at any time during the Specified Term for “No Cause” after providing Employer at least thirty (30) days advance notice (the “Notice Period’) of such intent to terminate. Employer may elect to terminate Employee prior to the expiration of the Notice Period but must, in that event, keep Employee on its payroll for the duration of the Notice Period and continue to provide related benefits and vesting pursuant to this Agreement, which shall remain in effect for the duration of the Notice Period. A No Cause termination by Employee shall mean a termination by Employee of Employee’s employment for any reason other than for Good Cause, as defined above. In the event Employee terminates Employee’s employment under this Agreement for No Cause, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as expressly described at the beginning of this Section 10.

10.8Employer’s Option to Make Additional Salary Continuation Payments. In the event Employee is terminated as the result of a layoff (as the term “layoff” is construed under RCW 49.62.020), and in the event the terms of this Agreement do not otherwise provide for Employee to receive compensation equivalent to Employee's base salary at the time of termination in a manner permitting Employer to enforce the terms of Sections 8.1 and/or 8.2 for the restricted periods set forth therein, Employer may, at its sole option, elect to pay Employee compensation equivalent to employee's base salary at the time of termination, less any compensation earned through subsequent employment, during the periods of restriction set forth in Sections 8.1 and/or 8.2.

11.Arbitration. Except as otherwise provided for in this Agreement, any controversy, dispute or claim: (a) arising directly or indirectly out of or relating to this Agreement, or the breach thereof; or, (b) arising out of or relating to the employment of Employee, or the termination thereof, except for claims of Sex Discrimination/Harassment, shall be resolved by binding arbitration pursuant to Exhibit D, which is incorporated as if fully set forth herein.

12.Severability. If any section, provision, paragraph, phrase, word, and/or line (collectively, “Provision”) of this Agreement is declared to be unenforceable, then this Agreement will be deemed retroactively modified to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court or arbitrator declines to modify this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions. This Section 12 does not limit either party’s rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach of the enforceable provisions of this Agreement.

13.No Waiver of Breach or Remedies. No failure or delay on the part of Employee or Employer in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Employee and a duly authorized member of Employer’s senior management and be approved by the Committee. No consent to any departure by Employee from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of Employer’s senior management and is approved by the Committee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.Governing Law and Venue. The laws of the State of Washington shall govern the validity, construction and interpretation of this Agreement. Further, venue for any claim brought pursuant to this Agreement and, in accordance with the terms of the Arbitration Agreement incorporated herein, shall reside exclusively in King County, Washington, and each party to this Agreement irrevocably consents and agrees to such venue and to personal jurisdiction in King County, Washington. In the event Employer commences an action for injunctive relief to enforce the obligations set forth in Sections 8.1 through 8.7, the parties expressly agree and consent to venue and personal jurisdiction in the state or federal courts located in King County, Washington.
16.Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

17.Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

18.Assignment. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that Employer may assign this Agreement. Without limitation of the foregoing, Employee expressly understands and agrees that Employer’s successors, affiliates and assigns may, to the extent that each have also assumed all obligations of Employer under this Agreement, enforce the provisions of Sections 4 and 8 above, and that the consideration recited above for such assignability is sufficient and valuable consideration for Employee’s consent to the right of Employer’s successors, affiliates and assigns to enforce the provisions of Sections 4 and 8.

19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer’s successors and assigns and Employee’s heirs and legal successors.

20.Prior Agreements. This Agreement constitutes the entire agreement between the parties on the subjects described herein and shall supersede and replace any and all other employment agreements that may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

21.Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that Employee shall not permit any party claiming through Employee, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

22.Section 409A.

22.1This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If Employer determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. However, the preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

22.2“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Employee’s “separation from service” as defined in Section 409A.

22.3For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

22.4With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to Employer’s reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

22.5If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following Employee’s death.

23.Ownership of Intellectual Property. Employee expressly acknowledges that all trademarks, trade dress, copyrightable works, patentable inventions, ideas, new or novel inventions, concepts, systems, methods of operation, improvements, strategies, techniques, trade secrets including, but not limited to, customers (including, but not limited to, customer names, contact information, historical and/or theoretical play, or other information, and the right to market to such customers), data of any type or nature and regardless of the form or media, as well as all materials of any type of nature that comprise, reflect or embody any of the foregoing including, without limitation, databases, software, artistic works, advertisements, brochures, marketing plans, customer lists, memoranda, business plans, and proposals (collectively, “Intellectual Property”) created, conceived, developed, contributed to, or otherwise obtained, in whole or in part by Employee during the term of his employment by Employer shall at all times be owned by Employer (and is hereby expressly assigned by Employee to Employer) if the Intellectual Property: (a) was created, conceived, developed, or contributed to: (1) using any of Employer’s property or resources; (2) on Employer’s premises; or (3) during Employee’s hours of employment; or (b) relates to Employee’s employment by Employer, even though creation of such Intellectual Property was not within the scope of Employee’s duties and responsibilities for which Employer employs Employee. All works of authorship created by Employee within the scope of this provision shall be deemed works made for hire as defined in the Copyright Act of 1976, 17 U.S.C. § 101. To the extent such works are deemed not to be works of authorship, Employee hereby irrevocably assigns (or authorizes Employer to act as Employee’s agent to assign) all right, title and interest in and to the copyrights in the works, including, without limitation, right of attribution and all related moral rights, to Employer. Employee further agrees that any inventions and trade secrets covered by this provision shall be owned absolutely and exclusively by Employer, including all patent rights throughout the world. Employee acknowledges that this provision provides Employer with rights to the fullest extent permitted by RCW 49.44.140. Employee shall promptly inform Employer about such patentable inventions and shall not disclose to any third parties any information about the inventions without the prior written consent of Employer. Employee agrees to execute and deliver to Employer, upon request, such documents as may be necessary for Employer to perfect its rights in any and all Intellectual Property covered by this provision. To fulfill the intent of this paragraph, Employee irrevocably appoints Employer and Employer’s authorized agents as his agent and attorney in fact to transfer, vest or confirm Employer’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters, patents or trademark or copyright registrations with the same legal force as if done by Employee, in all instances in which Employer is unable for any reason to secure Employee’s personal signature. Employee shall not be entitled to any compensation or other consideration for any Intellectual Property covered by this provision.
24.Indemnification. Employer agrees that Employee is designated as an Officer of MGM such that Employee will be a beneficiary of the indemnification provisions under MGM’s Amended and Restated Bylaws (as may be amended or amended and restated from time to time).
25.Interpretation; Each Party the Drafter. This Agreement is the product of extensive discussions and negotiations between Employee and Employer. Each of these parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement. Accordingly, this Agreement and the provision contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions. In addition, the provisions set forth in Section 8 of this Agreement are intended to comply with the requirements of Chapter 49.62 RCW, and to the maximum extent permitted by the language of this Agreement, Section 8 of this Agreement shall be construed and interpreted in a manner that complies with Chapter 49.62. RCW.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE - Gary Fritz

/s/ Gary Fritz

Dated:	9/16/2025

EMPLOYER - MGM Resorts Satellite, LLC

/s/ William J. Hornbuckle
William J. Hornbuckle, President

Dated:	9/16/2025

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